Exhibit 10.127

GENERAL RELEASE AGREEMENT

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “AGREEMENT”) is made by and between Investview, Inc., a Nevada corporation, with an address of 521 W. Lancaster Ave., Second Floor, Haverford, PA., 19041 (“INVESTVIEW”) and Myles P. Gill, an individual residing at 4827 Bethel Creek Drive, Vero Beach, FL 32963 (“GILL”). For purposes of this AGREEMENT, “COMPANY” shall include INVESTVIEW and all of its divisions, parents, subsidiaries, affiliates or related entities, its and their past, present and future officers, directors, trustees, members, shareholders, partners, insurers, attorneys, legal representatives, employees and agents and all of its and their respective heirs, executors, administrators, successors and assigns.

WHEREAS, GILL had been employed by INVESTVIEW since February, 2022; and

WHEREAS, GILL and INVESTVIEW are parties to an employment agreement dated February 21, 2022 (the “EMPLOYMENT AGREEMENT”) and a non-statutory option award agreement dated June 24, 2022 (the “OPTION AGREEMENT”); and

WHEREAS, GILL voluntarily resigned his employment with INVESTVIEW effective August 14, 2024 (the “SEPARATION DATE”); and

WHEREAS, INVESTVIEW desires to provide GILL with a separation package that both INVESTVIEW and GILL deem fair, reasonable and equitable; and

WHEREAS, INVESTVIEW and GILL deem it to be in their mutual interest to amicably resolve any disputes which may exist between them concerning GILL’s employment and its cessation and to provide for the manner in which they will hereafter conduct themselves in relation to each other.

NOW, THEREFORE, in consideration of their mutual promises as set forth herein and intending to be legally bound hereby, INVESTVIEW and GILL agree as follows:

1. The foregoing recitals are incorporated herein as if set forth at length.

2. In settlement of all RELEASED CLAIMS (as defined below) GILL had, has or may have against COMPANY, as well as in exchange for the representations, warranties and covenants made by GILL in this AGREEMENT, INVESTVIEW shall: (i) agree to accept GILL’S resignation absent any notice requirement, and to characterize Gill’s separation from service as being in response to his voluntary resignation from his employment with the Company; and (ii) grant GILL an extension of the exercise rights set forth in the OPTION AGREEMENT in paragraph 6(b) from ninety (90) days to one hundred and twenty (120) days and in accordance with the terms set forth therein (the “EXERCISE EXTENSION”). As INVESTVIEW makes no representation or warranties regarding any tax obligations arising out of the EXERCISE EXTENSION, GILL acknowledges that he has not relied upon any tax advice from INVESTVIEW regarding any tax obligations with respect to the EXERCISE EXTENSION. GILL shall indemnify and hold harmless INVESTVIEW from any and all claims and/or liability resulting from any failure by INVESTVIEW to withhold any taxes related to the EXERCISE EXTENSION, and/or GILL’s or his counsel’s failure to pay any and all taxes for which GILL or his counsel are responsible for relating to said EXERCISE EXTENSION.

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3. In consideration of the promises and undertakings of INVESTVIEW under this AGREEMENT, GILL makes the following representations, warranties and covenants:

(a)	that for purposes of this AGREEMENT, COMPANY shall have no further obligation to pay or reimburse any amounts in connection with GILL’s benefits, including health benefits; and

(b)	that he has been afforded by COMPANY any and all rights he had or may have had under any and all family or medical leave law including, but not limited to, the federal Family and Medical Leave Act (“FMLA”) and/or any state or local family or medical leave law, if applicable; and

(c)	that he has been paid all wages, commissions and bonuses due him including, but not limited to, any monies under any bonus, severance and/or incentive compensation plan and that he has received all sums due him under the federal Fair Labor Standards Act (“FLSA”) and/or any state or local wage and hour law, if applicable; and

(d)	that he shall make himself available and cooperate in any reasonable manner in providing reasonable assistance to COMPANY in concluding any business and/or legal matters which are presently pending and in connection with any such matters that may arise in the future which relate to his employment and or consulting employment with COMPANY and COMPANY shall have no obligation to compensate GILL for said time other than as set forth in this AGREEMENT. Notwithstanding the foregoing sentence of this Subparagraph (d), GILL shall be reimbursed by INVESTVIEW for all reasonable and necessary out-of-pocket expenses actually incurred by him as a result of his performance of his obligations under this Subparagraph (d), provided GILL receives the prior written approval for the expenses from INVESTVIEW prior to incurring any such expenses. In the event INVESTVIEW requests GILL to perform services pursuant to this Subparagraph (d), such work shall not be deemed a violation or breach of Subparagraph 3(i) of this AGREEMENT; and

(e)	that he has returned to COMPANY all property of COMPANY in his possession or control which refer or relate to COMPANY’s business, or which are otherwise the property of COMPANY, including, but not limited to, all confidential and proprietary business information, papers, documents, letters, invoices, sales records and reports, notes, memoranda, keys, security cards, records, employee and human resource records, customer and supplier lists, customer and supplier materials or documents, computers, smartphone/Android/iPhone device, computer data, office equipment, and employment records, which were created by GILL or other employees, agents and customers or suppliers of COMPANY in the course of their employment and/or consulting relationship with COMPANY, as well as copies or multiple versions thereof, regardless of the form or medium retained or stored in (including hard copy or electronic or digital form). GILL further agrees and acknowledges that prior to the SEPARATION DATE, he has provided a list of all passwords and/or login information for all INVESTVIEW accounts and/or devices; and

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(f)	that as an employee of COMPANY he had access to and was entrusted with COMPANY’s confidential and proprietary business information and trade secrets. At all times prior to, during, and following GILL’s separation he has maintained and will maintain such information in strict confidence and has not disclosed and will not disclose the information to any third party without the prior written consent of INVESTVIEW; and

(g)	that he shall not receive any other payment from COMPANY other than that set forth in this AGREEMENT including, but not limited to, any wages, bonuses, compensation, incentive compensation, and/or commissions; and

(h)	that he shall cooperate with COMPANY in the defense of any claim currently pending or hereinafter pursued against COMPANY without the payment of any additional compensation other than as set forth in this AGREEMENT. Such cooperation includes, but is not limited to, meeting with internal INVESTVIEW employees to discuss and review issues which GILL was directly or indirectly involved with during his employment with INVESTVIEW, participating in any investigation conducted by INVESTVIEW either internally or by outside counsel or consultants, signing declarations or witness statements, preparing for and serving as a witness in any civil or administrative proceeding by both depositions or a witness at trial, reviewing documents and similar activities that INVESTVIEW deems necessary. In the event INVESTVIEW requests GILL to perform services pursuant to this Subparagraph of this AGREEMENT, such work shall not be deemed a violation or breach of Subparagraph 3(i) of this AGREEMENT. Furthermore, GILL has not and shall not initiate, commence, voluntarily cooperate with or provide assistance including, but not limited to, testimony or consultative services, in any claim, lawsuit, administrative proceeding, investigation, inquiry, or similar activity, whether governmental or private, whether pending or otherwise, without obtaining the prior written consent of INVESTVIEW. In the case of legal proceedings, GILL shall notify INVESTVIEW, in writing, of any subpoena or other similar notice to give testimony or provide documentation (“NOTICE”) within two business days of receipt of said NOTICE and prior to providing any response to said NOTICE such that COMPANY may have an opportunity to seek and obtain, among other things, an appropriate protective order or seek intervention in the matter; and

(i)	that he shall not be reemployed by COMPANY as an employee, independent contractor, consultant or otherwise and that he shall not apply for or otherwise seek employment with COMPANY at any time hereinafter except as may be specifically authorized in writing by COMPANY; and

(j)	that he has not and will not access or attempt to access any property, computer systems, networks, password protected data or other property of the COMPANY on or after the SEPARATION DATE; and

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(k)	that he has not sustained any injuries and/or illnesses/diseases as a result of his employment with or by COMPANY that would otherwise be covered by any otherwise applicable workers’ compensation insurance benefit plan; and

(l)	that this AGREEMENT does not have the purpose or effect of concealing details relating to claims of or for discrimination, retaliation, harassment, fair labor standards, family and medical, or wage and hour; and

(m)	that neither he nor anyone under GILL’S direction or control shall take, support, encourage, induce or voluntarily participate in any action or attempted action that would negatively comment on, disparage, or call into question the business operations, policies, or conduct of COMPANY or otherwise take any action, verbal or otherwise, in retaliation against COMPANY, or act in any way that could likely damage COMPANY’S reputation, business relationships, or present or future business. In addition, neither GILL nor anyone under GILL’S direction or control shall blog, tweet or comment on Facebook, Instagram, Twitter, Snapchat, GlassDoor or any other social or public media platform or forum about COMPANY (whether or not anonymously) in any manner that violates this AGREEMENT. Nothing in this AGREEMENT is intended in any way to interfere with, coerce, or restrain GILL from exercising his rights under any state or federal labor law, including the National Labor Relations Act; and

(n)	that he unconditionally releases and forever discharges COMPANY (whether individually or collectively) from any and all causes of action, suits, damages, grievances, demands, liabilities, defenses, debts, dues, sums of monies, accounts, covenants, controversies, promises, variances, claims, judgments, interest, attorneys’ fees, liquidated damages, costs and expenses whatsoever relating to, or in connection with, GILL’s employment by COMPANY or cessation thereof, either directly or indirectly, whether known or unknown, contingent or fixed, liquidated or un-liquidated, matured or un-matured, in law, equity or otherwise, for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any breach of contract claims (whether written or oral, express or implied); claims arising out of any offer letter or similar document; claims arising out of any employee handbook, personnel manual or employment policy; estoppel claims; tort claims; claims of discrimination; claims for compensatory and/or punitive damages; public policy claims; defamation claims; claims of retaliation; claims of wrongful discharge or termination; claims for breach of promise; claims of negligence; claims of impairment of economic opportunity or loss of business opportunity; claims of fraud or misrepresentation (negligent or intentional); claims for severance offers made prior to the date GILL signs this AGREEMENT other than as set forth in this AGREEMENT; claims for abuse of process; claims for workers’ compensation benefits; claims of promissory estoppel; claims for quantum meruit; claims for unjust enrichment; claims for breach of the covenant of good faith and fair dealing; claims of unfair labor practices; claims under Title VII of the Civil Rights Act of 1964, as amended (“TITLE VII”); claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for vested benefits); claims under the Immigration Reform and Control Act of 1986 (“IRCA”); claims under the Americans With Disabilities Act (“ADA”); claims under the Family and Medical Leave Act (“FMLA”); claims under the Fair Labor Standards Act (“FLSA”); claims under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); claims under the National Labor Relations Act (“NLRA”); claims under the Worker Adjustment and Retraining Notification Act (“WARN”); claims under the Genetic Information Nondiscrimination Act of 2008 (“GINA”); claims under the Families First Coronavirus Response Act (“FFCRA”); claims under the Constitution of the United States of America; claims under the New Jersey Law Against Discrimination (“NJLAD”); claims under the New Jersey Conscientious Employee Protection Act (“CEPA”); claims under the New Jersey Family Leave Act (“FLA”); claims under the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act (“NJMDAP”) or any other New Jersey plant closing or mass lay off law; claims under the New Jersey Wage and Hour laws; claims under the Constitution of the State of New Jersey: claims under the Pennsylvania Human Relations Act (“PHRA”); claims under the Pennsylvania Minimum Wage Act (“PMWA”); claims under the Pennsylvania Wage Payment and Collection law (“PAWPCL”); claims under the Pennsylvania Whistleblower Law, the Pennsylvania Public Employee Relations Act; claims under the Pennsylvania Medical Marijuana Law; claims under the Philadelphia Fair Practices Ordinance; claims under Philadelphia’s ordinances relating to earned sick time; claims under the Philadelphia Wage Theft Ordinance; claims under the Constitution of the Commonwealth of Pennsylvania; claims under the Florida Civil Rights Act (“FRCRA”); claims under the Florida Private Whistle-Blower’s Act (“FWA”); claims under the Florida Equal Pay Act (“FEPA”); claims under the Florida Equal Wage Law (“FEWL”); claims under the Florida Alien Discrimination Law (“FADL”); claims under the Florida AIDS Discrimination Law (“FADL”); claims under the Florida Sickle-Cell Trait Discrimination Law (“FSCTDL”); claims under the Florida Genetic Testing Law (“FGTL”); claims under the Florida Private Drug-Free Workplace Law (FDFWL”); claims under the Florida Jury Service Law (“FJSL”); claims under the Florida Military Discrimination in Employment Law (“FMDEL”); claims under the Florida Clean Indoor Air Act (“FCIAA”); claims under the Florida Wage Garnishment Law (“FWGL”); claims under the Florida Wage and Hour Laws (“FWHL”); claims under any other federal, state or local anti-discrimination law, whistle-blowing law, family and/or medical leave law and wage and hour law; claims for benefits including, but not limited to, life insurance, accidental death & disability insurance, sick leave or other employer provided plan or program; claims for distributions of income or profit; claims for ownership, stock, stock options, equity or otherwise; claims for reimbursement; claims for wages, commissions or bonuses; claims for incentive compensation; claims for salary continuation benefits; claims for vacation or other leave time; claims for royalties or license fees; claims for patent, copyright or trademark infringement; claims relating to retirement, pension and/or profit sharing plans (excluding claims for vested benefits); claims arising from the EMPLOYMENT AGREEMENT; claims arising from the OPTIONS AGREEMENT; claims for, or arising out of the offering of, group health insurance coverage (excluding claims for COBRA or similar state mandated continuation coverage) or the use of information obtained by COMPANY as a result of the offering of group health insurance coverage; claims against the Employer Health Plan as defined under the Health Insurance Portability and Accountability Act (“HIPAA”); claims relating to GILL’s application for hire, employment, or termination thereof, as well as any claims which GILL may have arising under or in connection with any and all local, state or federal ordinances, statutes, rules, regulations, executive orders or common law, from the beginning of the world up to and including the date of GILL’s execution of this AGREEMENT (collectively the above releases and discharges to be hereafter known as the “RELEASED CLAIMS”). The only exclusions from this release provision is a claim that some term of this AGREEMENT has been materially violated; and

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(o)	that in giving the general release as set forth in Subparagraph 3(n) of this AGREEMENT, GILL acknowledges that he understands the significance and consequence of such release and waiver. Furthermore, that in giving the general release as set forth in Subparagraph 3(n) of this AGREEMENT, GILL specifically acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this AGREEMENT and which, if known or suspected at the time of executing this AGREEMENT, may have materially affected this AGREEMENT. Nevertheless, GILL hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. GILL acknowledges that he understands the significance and consequence of such general release and waiver; and

(p)	that neither GILL nor anyone on GILL’S behalf has filed an action in any court of law against COMPANY in connection with GILL’S employment with COMPANY, and that there is no pending charge or complaint filed with any state, federal, or local agency, including, but not limited to, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor.

4. GILL acknowledges and confirms that he is waiving any claim under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers Benefit Protection Act (“OWBPA”) and that:

(a)	he is receiving consideration which is in addition to anything of value to which s/he otherwise would have been entitled; and

(b)	this AGREEMENT is written in a manner understood by GILL and that he fully understands the terms of this AGREEMENT and enters into it voluntarily without any coercion on the part of any person or entity; and

(c)	he was given adequate time to consider all implications and to freely and fully consult with and seek the advice of counsel or whomever else he deemed appropriate and has done so; and

(d)	the consideration paid or provided to GILL under this AGREEMENT is and shall be deemed to be adequate consideration for the representations, warranties and covenants made by GILL under this AGREEMENT; and

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(e)	he was advised in writing, by way of this AGREEMENT, to consult an attorney before signing this AGREEMENT; and

(f)	he was advised, in writing, by way of this AGREEMENT, that he has at least 21 calendar days within which to consider this AGREEMENT before signing it and, in the event that he signs this AGREEMENT during this time period, said signing constitutes a knowing and voluntary waiver of this time period; and

(g)	he has seven calendar days after executing this AGREEMENT within which to revoke this AGREEMENT. If the seventh day is a weekend or national holiday, GILL has until the next business day to revoke. If GILL elects to revoke this AGREEMENT, he shall notify Jonathan D. Ash, Esq. of Fox Rothschild LLP, 212 Carnegie Center, Suite 400, Princeton, NJ 08540 (“ASH”) in writing sent by Federal Express Priority Overnight delivery, or by hand delivery with written receipt, of his revocation. Any determination of whether GILL’s revocation was timely sent shall be determined by the date of actual receipt by ASH. In the event of revocation, INVESTVIEW reserves the right to reject GILL’s resignation and proceed as it deems appropriate.

5. GILL represents, warrants and covenants that neither he nor anyone on his behalf has filed any suits, claims or the like regarding his employment with COMPANY and/or its termination. To the extent that GILL or any third party seeks redress for a RELEASED CLAIM covered and released and discharged by this AGREEMENT and a settlement or judgment of said RELEASED CLAIM is reached or entered, GILL shall designate INVESTVIEW as the recipient and or payee of any such monies allocated to him by the payor or, if that is not possible, GILL shall pay to INVESTVIEW the amount received from the payor within 72 hours of GILL’s receipt of said monies.

6. GILL has not and shall not, without the prior written consent of INVESTVIEW, disclose the terms of this AGREEMENT, including, but not by way of limitation, the amount or fact of any payment to be made under this AGREEMENT or any of the facts or events surrounding or leading to this AGREEMENT (including any characterization thereof) to any person (including, but not limited to, current or former employees of COMPANY) or entity other than his spouse, attorneys, tax or financial advisors, or lenders for the purpose of confidential legal or financial counseling, or as otherwise required by law, or for purposes of enforcement of this AGREEMENT. In the event that GILL makes a disclosure permitted by this provision, he shall inform the individual or entity to whom disclosure is made of this confidentiality provision, and instruct such individual or entity that any breach of confidentiality by them would constitute a breach of this AGREEMENT. GILL understands and acknowledges that, as a publicly-held corporation, the COMPANY may have an obligation under law to file one or more reports with the Securities and Exchange Commission that includes a copy of this AGREEMENT and discloses the terms of this AGREEMENT.

7. In the event of a breach of this AGREEMENT, including without limitation, paragraphs 3 and 6, COMPANY, in addition to any other rights it may have at law or in equity, shall have the right to seek enforcement of this AGREEMENT in an action at law or in equity and COMPANY shall have the right to recover its legal fees, costs and expenses in such action to enforce this AGREEMENT, to the extent permitted by law and to the extent that such recovery does not result in the invalidation of this AGREEMENT. GILL acknowledges that any breach or threatened breach of this AGREEMENT, including, but not limited to Paragraphs 3 and 6, will cause irreparable injury to COMPANY, that money damages shall not provide an adequate remedy, and COMPANY shall therefore be entitled, in addition to any other relief available to it, to preliminary, temporary and permanent injunctive relief without the necessity of proving irreparable harm or posting a bond. If provisions of this AGREEMENT are ever determined by a court of competent jurisdiction to exceed limitations permitted by law, then such provisions shall be reformed automatically to set forth the maximum limitations permissible by law.

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8. This AGREEMENT shall not in any manner be deemed or construed as an admission by COMPANY that it has acted wrongfully and/or illegally in any manner with respect to GILL, but is made solely to avoid any potential disputes for and in consideration of the EXERCISE EXTENSION hereunder.

9. COMPANY shall be entitled to plead this AGREEMENT as a complete defense to RELEASED CLAIMS and or any other claim or entitlement relating to GILL’s employment with COMPANY or cessation thereof which hereafter may be asserted by GILL or other persons, entities or agencies acting on his behalf in any suit or claim against COMPANY.

10. The captions herein are for convenience and reference only, and the words contained therein shall not be used to explain, modify or amplify the meaning of any of the provisions or terms of this AGREEMENT. The parties hereto agree that this AGREEMENT shall be fairly interpreted in accordance with its provisions and terms without any strict construction in favor of or against either party, and that an ambiguity shall not be interpreted against the drafting party, rather such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the remainder of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent provided by law. Each provision of this AGREEMENT is severable and, if any term or provision is held to be invalid, void or unenforceable by a court of competent jurisdiction or by an administrative agency for any reason whatsoever, such provision (i) shall be modified to the minimum extent necessary to make it or its application valid and enforceable, if possible, and if not possible, (ii) such provision or provisions shall be stricken from this AGREEMENT and the remainder of this AGREEMENT shall not be affected thereby and shall be valid and enforceable to the fullest extent provided by law. Notwithstanding the foregoing, if the release provisions (or any portion thereof) as set forth in Subparagraph (n) or otherwise contained herein this AGREEMENT are held to be invalid, void or unenforceable by a court of competent jurisdiction or by an administrative agency for any reason whatsoever, as a result of actions or inactions by GILL or anyone on his behalf, such ruling shall render this AGREEMENT void and GILL shall repay to INVESTVIEW all monies paid to or on behalf of GILL as set forth in this AGREEMENT within 72 hours of such determination, to the extent permitted by law and to the extent that such repayment does not result in the invalidation of this AGREEMENT.

11. This AGREEMENT supersedes and voids all previous agreements, policies and practices between GILL and COMPANY, whether written or oral, including, but not limited to, any severance offer or settlements made prior to the date GILL signs this AGREEMENT other than as set forth in this AGREEMENT. Notwithstanding the foregoing sentence of this Paragraph of this AGREEMENT, GILL continues to be bound by any and all post-employment obligations of GILL that are contained in any agreement, contract, or other document that GILL has already signed, including but not limited to the EMPLOYMENT AGREEMENT and those terms are hereby deemed incorporated herein by reference and shall continue in full force and effect as if set forth in their entirety as they are considered an integral part of this AGREEMENT. GILL further acknowledges that the consideration provided to GILL under this AGREEMENT including but not limited to the EXERCISE EXTENSION is and shall be deemed to be adequate consideration for the representations, warranties and covenants made by GILL under this AGREEMENT. This AGREEMENT sets forth the entire understanding of the parties as to the subject matter contained herein and may be modified solely by a writing executed by INVESTVIEW and GILL.

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12. This AGREEMENT shall be governed by, construed and enforced under the laws of the State of New Jersey (without regard to conflict of laws principles). Any dispute pertaining to this AGREEMENT or between the parties hereto shall be brought only in the Federal or State courts located in the County of Mercer, State of New Jersey. This AGREEMENT shall be interpreted without the aid of any canon, custom or rule of law requiring construction against the draftsman. GILL hereby irrevocably waives personal service of process and consents to process served in any such suit, action or proceeding by service of a copy thereof to him by certified mail, return receipt requested, postage pre-paid or by federal express/ups letter package, postage pre-paid, signature/receipt requested and sent for overnight delivery with service being effective upon receipt, delivery or refusal of receipt or delivery to GILL’s address first set forth above herein this AGREEMENT. Such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

13. ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR ANY DISPUTE BETWEEN THE PARTIES TO THIS AGREEMENT ON ANY SUBJECT MATTER SHALL BE TRIED WITHOUT A JURY. THE PARTIES RECOGNIZE THAT WITH THIS PROVISION THEY ARE EXPRESSLY AND VOLUNTARILY WAIVING THEIR RESPECTIVE RIGHTS TO A JURY TRIAL AND DO SO IN ORDER TO RESOLVE ANY FUTURE DISPUTES IN A MORE EFFICIENT AND COST-EFFECTIVE MANNER.

14. GILL and INVESTVIEW shall each bear his and its own costs and expenses, including but not limited to attorneys’ fees incurred in connection with the drafting, preparation, negotiation and execution of this AGREEMENT.

15. GILL and INVESTVIEW shall take all steps necessary or required to effectuate the intent and/or terms of this AGREEMENT in a timely manner including, but not limited to, the execution of any appropriate tax reporting documentation.

16. INVESTVIEW represents, warrants and covenants that it has reviewed this AGREEMENT carefully, understands it and has the authority to act on behalf of it and to execute, deliver, perform and bind INVESTVIEW to this AGREEMENT. GILL represents, warrants and covenants that he has reviewed this AGREEMENT carefully, understands it and that he has the capacity to act on his own behalf and to execute, deliver, perform and bind himself/herself to this AGREEMENT.

17. The failure of COMPANY to insist upon the performance of any of the terms and conditions of this AGREEMENT or the failure of COMPANY to prosecute any breach of this AGREEMENT, nor any customary or course of conduct shall not be construed or considered a waiver of any such term or condition of this AGREEMENT; to wit, the entire AGREEMENT shall remain in full force and effect as if no such forbearance or failure of performance had occurred. All rights, powers and remedies specified in this AGREEMENT are cumulative and are in addition to, and not in limitation of, such other rights, powers and remedies as may be available to a party under applicable law, by agreement among the parties or otherwise.

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18. Except as otherwise herein expressly provided, this AGREEMENT shall inure to the benefit of and be binding upon GILL, his heirs, successors and executors and shall inure to the benefit of COMPANY. GILL represents, warrants and covenants that he has not assigned or in any other manner conveyed any right or claim that he has or may have with respect to the subject matter of this AGREEMENT to any third party person or entity, and GILL shall not assign or convey to any assignee for any reason any right or claim covered by this AGREEMENT, or the consideration, monetary or other, to be received by him hereunder. INVESTVIEW may assign its rights and obligations under this AGREEMENT to any third party person or entity in its sole discretion.

19. The parties hereto represent, warrant and covenant that they entered into and signed this AGREEMENT voluntarily, without coercion and based upon their own judgment and not in reliance on any oral or written statements, representations or promises made by the other party or their agent(s) except as specifically set forth herein; further, each party represents, warrants and covenants that prior to signing this AGREEMENT, each has had an opportunity to, or has voluntarily chose not to, have this AGREEMENT reviewed by legal counsel, tax and/or other professional advisors of the party’s own choice, are satisfied with such advice, as applicable, and are signing this AGREEMENT fully intending to be legally bound hereby based upon the valuable benefits each party will receive hereunder. This AGREEMENT may be executed in counterparts, each executed AGREEMENT, when taken together, shall constitute a complete AGREEMENT. Any party may execute this AGREEMENT by signing, including by electronic means and transmitting that signature page via facsimile or e-mail to the other party. Any signature made and transmitted by facsimile or e-mail for the purpose of executing this AGREEMENT shall be deemed an original signature for purposes of this AGREEMENT. GILL hereby acknowledges and certifies that he is fully aware that Fox Rothschild LLP represents the COMPANY as its legal counsel.

20. In the event that any of the Parties hereto shall commence any proceeding, at law or in equity, against the other party, or institute any claims or counterclaims against the other party in any such proceeding, which proceeding, claims or counterclaims arise out of, under, in connection with or relates to, this AGREEMENT, the representations, warranties and covenants thereof or the RELEASED CLAIMS, the non-prevailing party in such proceeding or counterclaim shall pay to the prevailing Party the prevailing party’s reasonable attorneys’ fees and costs, expenses and disbursements incurred in connection with such proceeding or counterclaim and in connection with any post judgment collection efforts.

21. All notices and communications required, necessary or permitted hereunder shall be in writing and shall be delivered: (a) by registered or certified mail, postage prepaid, return receipt requested; or (b) by a generally recognized commercial courier service or overnight delivery service, (Federal Express or UPS), sent for next Business Day delivery, postage prepaid, with delivery receipt requested. All such notices sent in accordance with this Paragraph 21 shall be deemed “Delivered” three (3) Business Days after the same is deposited in the U.S. Mail if sent by registered or certified mail or one (1) Business Day after payment and receipt of mailing if sent by a commercial courier service or overnight delivery service for next Business Day delivery. Such communications must be sent to the respective parties at the addresses first above written or a different address as specified by a party in accordance with this Paragraph 21.

22. The obligations, representations, warranties and covenants of each party to the other, which are to be performed after termination, shall survive the termination of this Agreement indefinitely.

*** Signature page to follow

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PLEASE READ CAREFULLY THE ENTIRE AGREEMENT BEFORE SIGNING. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN, FORESEEN AND UNFORESEEN, AND SUSPECTED AND UNSUSPECTED CLAIMS REGARDLESS OF ANY POTENTIAL FOR FUTURE DISCOVERY OF UNKNOWN FACTS.

IN WITNESS WHEREOF, the parties hereto have made and signed this AGREEMENT as follows:

INVESTVIEW, INC.		MYLES P. GILL

BY:	/s/ James R. Bell		/s/ Myles P. Gill
Name:	James R. Bell	Name:	Myles P. Gill
Title:	President/COO

DATED:	August 19, 2024	DATED:	August 19, 2024

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